Earnings Release May 04, 2021
Holly Energy Partners, L.P. Reports First Quarter Results
•Reported net income attributable to HEP of $64.4 million or $0.61 per unit
•Announced quarterly distribution of $0.35 per unit
•Reported EBITDA of $96.2 million and Adjusted EBITDA of $87.9 million
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE: HEP) today reported financial results for the first quarter of 2021. Net income attributable to HEP for the first quarter was $64.4 million ($0.61 per basic and diluted limited partner unit), compared to $24.9 million ($0.24 per basic and diluted limited partner unit) for the first quarter of 2020.
The first quarter results reflect special items that collectively increased net income attributable to HEP by a total of $13.6 million. These items included a gain on sales-type leases of $24.7 million and a goodwill impairment charge of $11.0 million related to our Cheyenne assets. In addition, net income attributable to HEP for the first quarter of 2020 included a loss on early extinguishment of debt of $25.9 million. Excluding these items, net income attributable to HEP for both the first quarters of 2021 and 2020 was $50.8 million ($0.48 per basic and diluted limited partner unit).
Distributable cash flow was $73.2 million for the quarter, an increase of $2.5 million, or 3.5% compared to the first quarter of 2020. HEP declared a quarterly cash distribution of $0.35 per unit on April 22, 2021.
Commenting on our 2021 first quarter results, Michael Jennings, Chief Executive Officer, stated, "HEP delivered solid results for the quarter, underpinned by our long-term minimum volume commitment contracts across our asset base. During the quarter, refined product volumes improved and we are optimistic for continued improvement of refined product demand in our markets as we head into the summer driving season. Looking forward, we believe we are well positioned to continue reducing leverage after capital investments and distributions."
Impact of COVID-19 on Our Business
Our business depends in large part on the demand for the various petroleum products we transport, terminal and store in the markets we serve. The impact of the COVID-19 pandemic on the global macroeconomy has created diminished demand, as well as lack of forward visibility, for refined products and crude oil transportation, and for the terminalling and storage services that we provide. Over the course of the last three quarters, demand for transportation fuels showed incremental improvement over the second quarter of 2020. We expect our customers will continue to adjust refinery production levels commensurate with market demand and ultimately expect demand to return to pre-COVID-19 levels. For additional details of the impact of COVID-19 on our business, please see our Form 10-Q for the quarter ended March 31, 2021.
First Quarter 2021 Revenue Highlights
Revenues for the first quarter were $127.2 million, a decrease of $0.7 million compared to the first quarter of 2020. The decrease was mainly due to a 9% reduction in overall crude and product pipeline volumes. Revenues did not decrease in proportion to the decrease in volumes mainly due to contractual minimum volume guarantees as well as the recognition in revenue of $6.5 million of the $10 million termination fee related to the termination of HFC's existing minimum volume commitment on our Cheyenne assets.

•Revenues from our refined product pipelines were $28.5 million, a decrease of $6.4 million compared to the first quarter of 2020. Shipments averaged 164.0 thousand barrels per day ("mbpd") compared to 179.6 mbpd for the first quarter of 2020. The volume and revenue decreases were mainly due to lower volumes on pipelines servicing HFC's Navajo refinery, Delek's Big Spring refinery and our UNEV pipeline. Revenue also decreased due to a reclassification of certain pipeline income from revenue to interest income under sales-type lease accounting.

•Revenues from our intermediate pipelines were $7.5 million, consistent with the first quarter of 2020. Shipments averaged 115.2 mbpd for the first quarter of 2021 compared to 142.1 mbpd for the first quarter of 2020. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HFC's Navajo refinery while revenue remained relatively constant mainly due to contractual minimum volume guarantees.

•Revenues from our crude pipelines were $30.5 million, an increase of $2.4 million compared to the first quarter of 2020, and shipments averaged 373.9 mbpd compared to 397.2 mbpd for the first quarter of 2020. The revenue increase was mainly attributable to higher volumes on our crude pipeline systems in Wyoming and Utah. Those volume increases were more than offset by decreased volumes on our crude pipeline systems in New Mexico and Texas. Revenues did not decrease in proportion to the decrease in volumes mainly due to contractual minimum volume guarantees.

•Revenues from terminal, tankage and loading rack fees were $38.2 million, an increase of $0.7 million compared to the first quarter of 2020. Refined products and crude oil terminalled in the facilities averaged 369.0 mbpd compared to 475.7 mbpd for the first quarter of 2020. The volume decrease was mainly the result of lower throughputs at HFC's Tulsa refinery as well as the cessation of petroleum refinery operations at HFC's Cheyenne refinery. Revenues did not decrease in proportion to the decrease in volumes mainly due to the recognition of $6.5 million of the $10 million termination fee related to the termination of HFC's existing minimum volume commitment on our Cheyenne assets and contractual minimum volume guarantees partially offset by lower on-going revenues on our Cheyenne assets as a result of the conversion of the HFC Cheyenne refinery to renewable diesel production.

•Revenues from refinery processing units were $22.5 million, an increase of $2.6 million compared to the first quarter of 2020, and throughputs averaged 60.7 mbpd compared to 69.8 mbpd for the first quarter of 2020. The decrease in volumes was mainly due to reduced throughput for both our Woods Cross and El Dorado processing units largely as a result of extreme weather while revenue increased due to higher recovery of natural gas costs.

Operating Costs and Expenses Highlights
Operating costs and expenses were $80.4 million for the three months ended March 31, 2021, representing an increase of $18.8 million from the three months ended March 31, 2020. The increase was mainly due to the goodwill impairment charge related to our Cheyenne reporting unit and higher natural gas costs, partially offset by lower maintenance costs, materials and supplies, and property tax.
Interest expense was $13.2 million for the three months ended March 31, 2021, representing a decrease of $4.5 million over the same period of 2020. The decrease was mainly due to market interest rate decreases under our senior secured revolving credit facility and refinancing our $500 million aggregate principal amount of 6.0% senior notes due 2024 with $500 million aggregate principal amount of 5.0% senior notes due 2028.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:

https://event.on24.com/wcc/r/3079844/D06584BC4076CF9EE6D14C88ED60E588

An audio archive of this webcast will be available using the above noted link through May 18, 2021.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation ("HollyFrontier" or "HFC") subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give any assurances that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:
•the extraordinary market environment and effects of the COVID-19 pandemic, including a significant decline in demand for refined petroleum products in markets we serve;
•risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored or throughput in our terminals and refinery processing units;
•the economic viability of HollyFrontier, our other customers and our joint ventures’ other customers, including any refusal or inability of our or our joint ventures’ customers or counterparties to perform their obligations under their contracts;
•the demand for refined petroleum products in the markets we serve;
•our ability to purchase and integrate future acquired operations;
•our ability to complete previously announced or contemplated acquisitions;
•the availability and cost of additional debt and equity financing;
•the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reasons such as infection in the workforce, in response to reductions in demand or lower gross margins due to the economic impact of the COVID-19 pandemic, and any potential asset impairments resulting from such actions;
•the effects of current and future government regulations and policies, including the effects of current and future restrictions on various commercial and economic activities in response to the COVID-19 pandemic;
•delay by government authorities in issuing permits necessary for our business or our capital projects;
•our and our joint venture partners' ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;
•the possibility of terrorist or cyberattacks and the consequences of any such attacks;

•general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States;
•the impact of recent or proposed changes in the tax laws and regulations that affect master limited partnerships; and
•other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,		Change from
	2021	2020	2020
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$18,606	$20,083	$(1,477)
Affiliates – intermediate pipelines	7,506	7,474	32
Affiliates – crude pipelines	19,454	20,393	(939)
	45,566	47,950	(2,384)
Third parties – refined product pipelines	9,863	14,798	(4,935)
Third parties – crude pipelines	11,076	7,724	3,352
	66,505	70,472	(3,967)
Terminals, tanks and loading racks:
Affiliates	33,864	33,594	270
Third parties	4,318	3,904	414
	38,182	37,498	684

Refinery processing units - Affiliates	22,496	19,884	2,612

Total revenues	127,183	127,854	(671)
Operating costs and expenses
Operations	41,365	34,981	6,384
Depreciation and amortization	25,065	23,978	1,087
General and administrative	2,968	2,702	266
Goodwill impairment	11,034	—	11,034
	80,432	61,661	18,771
Operating income	46,751	66,193	(19,442)

Equity in earnings of equity method investments	1,763	1,714	49
Interest expense, including amortization	(13,240)	(17,767)	4,527
Interest income	6,548	2,218	4,330
Loss on early extinguishment of debt	—	(25,915)	25,915
Gain on sales-type leases	24,650	—	24,650
Other income	502	506	(4)
	20,223	(39,244)	59,467
Income before income taxes	66,974	26,949	40,025
State income tax benefit (expense)	(37)	(37)	—
Net income	66,937	26,912	40,025
Allocation of net income attributable to noncontrolling interests	(2,540)	(2,051)	(489)
Net income attributable to Holly Energy Partners	$64,397	$24,861	$39,536
Limited partners’ earnings per unit – basic and diluted	$0.61	$0.24	$0.37
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$96,191	$64,425	$31,766
Adjusted EBITDA(1)	$87,936	$91,109	$(3,173)
Distributable cash flow(2)	$73,218	$70,708	$2,510

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	119,590	129,966	(10,376)
Affiliates – intermediate pipelines	115,225	142,112	(26,887)
Affiliates – crude pipelines	250,647	305,031	(54,384)
	485,462	577,109	(91,647)
Third parties – refined product pipelines	44,428	49,637	(5,209)
Third parties – crude pipelines	123,232	92,203	31,029
	653,122	718,949	(65,827)
Terminals and loading racks:
Affiliates	323,286	429,730	(106,444)
Third parties	45,753	45,945	(192)
	369,039	475,675	(106,636)

Refinery processing units - Affiliates	60,699	69,795	(9,096)

Total for pipelines and terminal assets (bpd)	1,082,860	1,264,419	(181,559)

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus (i) loss on early extinguishment of debt, (ii) goodwill impairment and (iii) pipeline tariffs not included in revenues due to impacts from lease accounting for certain pipeline tariffs minus (iv) gain on sales-type leases, and (v) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed pipeline tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. These pipeline tariffs were previously recorded as revenues prior to the renewal of the throughput agreement, which triggered sales-type lease accounting. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recorded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.
Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Net income attributable to Holly Energy Partners	$64,397	$24,861
Add (subtract):
Interest expense	13,240	17,767
Interest Income	(6,548)	(2,218)
State income tax (benefit) expense	37	37
Depreciation and amortization	25,065	23,978
EBITDA	96,191	64,425
Loss on early extinguishment of debt	—	25,915
Gain on sales-type leases	(24,650)	—
Goodwill impairment	11,034	—
Pipeline tariffs not included in revenues	6,967	2,375
Lease payments not included in operating costs	(1,606)	(1,606)
Adjusted EBITDA	$87,936	$91,109
(2)Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Net income attributable to Holly Energy Partners	$64,397	$24,861
Add (subtract):
Depreciation and amortization	25,065	23,978
Amortization of discount and deferred debt charges	844	799
Loss on early extinguishment of debt	—	25,915
Customer billings greater than revenue recognized	3,394	264
Maintenance capital expenditures (3)	(1,372)	(2,487)
Increase (decrease) in environmental liability	(156)	1
Decrease in reimbursable deferred revenue	(4,014)	(2,800)
Gain on sales-type leases	(24,650)	—
Goodwill impairment	11,034	—
Other	(1,324)	177
Distributable cash flow	$73,218	$70,708

(3)Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.
Set forth below is certain balance sheet data.

	March 31,	December 31,
	2021	2020
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$19,753	$21,990
Working capital	$20,275	$14,247
Total assets	$2,170,526	$2,167,565
Long-term debt	$1,388,335	$1,405,603
Partners' equity	$405,976	$379,292

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President and
    Chief Financial Officer and Treasurer
Craig Biery, Vice President, Investor Relations
Holly Energy Partners, L.P.
214-954-6511